Commercial Mortgage Servicing
MAC A0357-030
P.O. Box 4036, Concord, Ca 94524
1320 Willow Pass Rd., Suite 300
Concord, CA 94520
800 986-9711

ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE

Re: BACM 2007-1

In accordance with Section 3.1 of that certain Subservicing Agreement dated February 1, 2007 ("Agreement"), executed by and between Bank of America, National Association (as "Master Servicer"), and Wells Fargo Bank, National Association (as "Subservicer") as an authorized officer of the Subservicer I certify that (A) a review of the Subservicer's activities during the preceding calendar year, or portion thereof, and of the Subservicer's performance under this Agreement, has been made under my supervision and (B) to be best of my knowledge, based on such review, the Subservicer has fulfilled all its obligations under this Agreement in all material respects throughout such year or portion thereof.

Wells Fargo Bank, N.A.
"Subservicer"

/s/ Briggs A. Hawley

Briggs A. Hawley
Vice President
Wells Fargo Bank, National Association
Commercial Mortgage Servicing

March 2008